Exhibit 99.1

Data From Phase 1 Clinical Trial of PDX (Pralatrexate) to be Presented at American Society of Hematology Annual Meeting

WESTMINSTER, Colo., Nov. 16 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced that preliminary data from a Phase 1 study evaluating the Company’s novel antifolate PDX has been accepted for presentation at the American Society of Hematology’s 47th Annual Meeting, to be held December 10 - 13 in Atlanta.

Owen O’Connor, M.D., Ph.D., Attending Physician, Department of Medicine, Memorial Sloan-Kettering Cancer Center, is scheduled to report preliminary observations from an on-going Phase 1 study of PDX in patients with relapsed or refractory aggressive lymphoproliferative malignancies in a poster presentation titled “Pralatrexate (10-Propargyl-10-Deazaaminopterin (PDX)), a Novel Antifolate, Effects Durable Complete Remissions (CR) in Patients With a Diversity of Drug Resistant T-Cell Lymphomas with Minimal Toxicity.” on Sunday, December 11.

A copy of the abstract is currently available on the American Society of Hematology’s web site, www.hematology.org.

About Allos Therapeutics, Inc.

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company focused on developing and commercializing innovative small molecule therapeutics for the treatment of cancer. Our lead product candidate, EFAPROXYN(TM) (efaproxiral), is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, tumor tissue during radiation therapy. EFAPROXYN is currently being evaluated as an adjunct to whole brain radiation therapy in a pivotal Phase 3 trial in women with brain metastases originating from breast cancer. Our other product candidates are: PDX (pralatrexate), a small molecule chemotherapeutic agent (DHFR inhibitor) currently under investigation as both a single agent and in combination therapy regimens in patients with non-small cell lung cancer and Non-Hodgkin’s lymphoma; and RH1, a small molecule chemotherapeutic agent bioactivated by the enzyme DT-diaphorase currently under evaluation in patients with advanced solid tumors. For more information, please visit the Company’s web site at: www.allos.com.

Safe Harbor Statement

The anticipated presentation will contain forward-looking statements that involve significant risks and uncertainties, including those to be discussed in the presentation and others that can be found in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2004 and in the Company’s periodic reports on Form 10-Q and Form 8-K. The Company does not undertake any obligation to update any forward-looking statements contained in the anticipated presentation as a result of new information, future events or otherwise. The Company cautions investors not to place undue reliance on the forward-looking statements contained in the presentation. No forward-looking statement can be guaranteed and actual events and results may differ materially from those projected.

SOURCE Allos Therapeutics, Inc.

CONTACT: Jennifer Neiman, Manager, Corporate Communications, of Allos
Therapeutics, +1-720-540-5227, jneiman@allos.com
Web site: http://www.hematology.org
Web site: http://www.allos.com
(ALTH)